Contact: Sean McHugh Vice President Investor Relations and Communications sean.mchugh@swiftbrands.com (970) 506-7490
SWIFT & COMPANY ANNOUNCES PROPOSED PRIVATE PLACEMENT OF $600
MILLION OF SENIOR NOTES
GREELEY, COLO., June 22, 2007 — In connection with the previously announced acquisition of Swift Foods Company by J&F Participações S.A. (“J&F”), Swift & Company (“Swift”) announced today that J&F I Finance Co. (“Finance Sub”), a subsidiary of J&F, intends to offer, in a private placement, approximately $600 million aggregate principal amount of notes, consisting of $200 million aggregate principal amount of senior notes due 2015, $200 million aggregate original principal amount of senior toggle notes due 2015 and $200 million aggregate principal amount of senior floating rate notes due 2014 (collectively, the “Notes”).
At the closing of the acquisition, Finance Sub, the issuer of the Notes, will merge with and into Swift, with Swift continuing as the surviving corporation. At the time of the acquisition, Swift will assume the obligations of Finance Sub under the Notes and the related indentures by operation of law.
The offering of the Notes is part of the financing for, will occur concurrently with, and is conditioned upon the consummation of, the acquisition.
The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy any Notes, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of such words as “may,” “will,” “should,” “expects,” “plans,” “anticipates” and “believes.” These forward-looking statements are based on current expectations and projections about future events and actual events could differ materially from those projected. You are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks, assumptions and uncertainties that cannot be predicted or quantified. These risks, assumptions and uncertainties include but are not limited to uncertainties related to the completion of the acquisition, including the fulfillment or waiver of conditions to the closing under the related merger agreement, and other risks described in S&C Holdco 3, Inc.’s SEC reports, including its Annual Report on Form 10-K filed with the Securities and Exchange Commission and available on the SEC’s website. Statements in this press release are based on the information available to Swift as of the date of this release. Swift undertakes no obligation to update the information contained in the press release.
Swift files information with the Securities and Exchange Commission under its parent’s name of S&C Holdco 3, Inc. Filings may be viewed at: http://www.sec.gov.
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